Exhibit 10.1

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND REPLACED WITH “[*]”. SUCH OMITTED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

LEASE

BY AND BETWEEN

ARMADA DRIVE CARLSBAD LLC,

a Delaware limited liability company, as Landlord,

AND

ORTHOFIX MEDICAL, INC.,

a Delaware corporation as Tenant

5770 Armada Drive, Carlsbad, California

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TABLE OF CONTENTS

ARTICLE 1 REFERENCE DATA

Page

1.1
Introduction and Subjects Referred To 1
1.2
Exhibits 3

ARTICLE 2

PREMISES AND TERM; PARKING

2.1
Premises 3
2.2
Term 3
2.3
Parking 5

ARTICLE 3 CONDITION OF PREMISES

3.1
Condition of the Premises 6
3.2
[*] 6
3.3
Tenant’s Plan. 6

ARTICLE 4

RENT, ADDITIONAL RENT, INSURANCE AND OTHER CHARGES

4.1
The Annual Fixed Rent 9
4.2
Additional Rent 9
4.3
Capital Expenditure 11
4.4
Personal Property and Sales Taxes 11
4.5
Tenant’s Insurance 11
4.6
Utilities 12
4.7
Late Payment of Rent 13
4.8
Security Deposit 13

ARTICLE 5 LANDLORD’S COVENANTS

5.1
Affirmative Covenants 14
5.2
Interruption 15

ARTICLE 6

TENANT’S ADDITIONAL COVENANTS

6.1
Affirmative Covenants 16
6.2
Negative Covenants 19

ARTICLE 7 CASUALTY OR TAKING

7.1
Termination 25
7.2
Restoration 25
7.3
Award 26
7.4
Waiver of Statutes 26

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ARTICLE 8 DEFAULTS

8.1
Default of Tenant 26
8.2
Remedies 26
8.3
Remedies Cumulative 28
8.4
Landlord’s Right to Cure Defaults 28
8.5
Holding Over 28
8.6
Effect of Waivers of Default 28
8.7
No Waiver, Etc 28
8.8
No Accord and Satisfaction 28

ARTICLE 9

RIGHTS OF MORTGAGEES OR GROUND LESSOR

ARTICLE 10 MISCELLANEOUS PROVISIONS

10.1
Notices 29
10.2
Quiet Enjoyment and Landlord’s Right to Make Alterations 29
10.3
Waiver of Jury Trial 30
10.4
Lease not to be Recorded; Confidentiality of Lease Terms 30
10.5
Limitation of Landlord’s Liability 30
10.6
Landlord’s Default 30
10.7
Brokerage 30
10.8
Applicable Law and Construction 31
10.9
California Specific Provisions 31
10.10
Authorization 32
10.11
Rooftop Rights. 32
10.12
Emergency Generator 33

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LEASE

ARTICLE 1

Reference Data

1.1
Introduction and Subjects Referred To.

This is a lease (this “Lease”) entered into by and between ARMADA DRIVE CARLSBAD LLC, a Delaware limited liability company (“Landlord”), and ORTHOFIX MEDICAL, INC., a Delaware corporation (“Tenant”).

Each reference in this Lease to any of the following terms or phrases shall be construed to incorporate the corresponding definition stated in this Section 1.1.

Date of this Lease:	February 17, 2025 .
Building:	That certain free-standing building located at 5770 Armada Drive, Carlsbad, California.
Property:

The Building, the parking facility attached to and serving the Building (the “Parking Facility”), the parcel(s) of land on which the Building and the Parking Facility are situated, and any structures, drives and future additions or improvements thereon.

Premises:

The entire interior of the Building consisting of approximately 81,712 rentable square feet of space, substantially as shown on Exhibit A attached hereto and incorporated herein by reference, together with certain rooftop rights and rights to use exterior portions of the Property for the installation and use of generators, each as expressly provided herein.

Premises Rentable Area:	81,712 square feet.
Term:	The Term shall commence on the Commencement Date, and shall expire at 5:00 p.m. California time October 31, 2037.
Commencement Date:

The Commencement Date shall the date that is the later to occur of (i) January 1, 2025, or (ii) the day immediately following the termination of the Existing Lease (as that term is defined in Section 2.2.1 below).

Annual Fixed Rent:		Monthly Fixed Rent	Annualized Fixed Rent
Dates
	[*]	$[*]	$[*]
Tenant’s Percentage:	One hundred percent (100%).
Permitted Uses:	General office and administration use, including headquarters use, warehouse, research and development, and other legally permitted uses.
Commercial General Liability Insurance Limits:	$[*] per occurrence / $[*] aggregate (plus a $[*] umbrella policy) for property damage, bodily and personal injury and death.
Original Address of Landlord:	Armada Drive Carlsbad LLC [*]

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with a copy to:
Armada Drive Carlsbad LLC [*]
Original Address of Tenant:	[*]
Address for Payment of Rent:	Armada Drive Carlsbad LLC [*]
Or remit electronically to:

[*]
Security Deposit:	$[*] as provided in Section 4.8.
Brokers:	Representing Landlord: [*] Representing Tenant: [*]

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1.2
Exhibits.

The Exhibits listed below in this Section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

Exhibit A Plan Showing the Premises.

Exhibit B Declaration by Landlord and Tenant as to Commencement Date. Exhibit C Rules and Regulations.

Exhibit D Alterations Requirements.

Exhibit E Contractor’s Insurance Requirements. Exhibit F [*]

Exhibit G Approved Sign Plan

Exhibit H Pre-Approved Subcontractors Exhibit I Form of Letter of Credit

Exhibit J Form of Environmental Questionnaire

ARTICLE 2

Premises and Term; Parking

2.1
Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises.

2.2
Term.

2.2.1
In General. Landlord and Tenant hereby acknowledge that the Premises is currently occupied by a third party pursuant to an existing Lease between Landlord and a third-party tenant. (the "Existing Lease"). Notwithstanding the full execution and delivery of this Lease between Landlord and Tenant, this Lease is expressly conditioned upon the termination of the Existing Lease, which shall occur following the full execution and unconditional delivery (i.e., no conditions to the effectiveness of such termination agreement) of a lease termination agreement with respect to the Existing Lease, in a manner acceptable to Landlord in its sole and absolute discretion (the "Condition Precedent"). To the extent that the Condition Precedent is not satisfied on or before the date which is [*] days following such full execution and delivery of this Lease, then either Landlord or Tenant may terminate this Lease upon delivery of written notice therefor to the other party, in which event this Lease shall terminate and be of no further force or effect. Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord's inability or failure to deliver, or Landlord's delay in delivering, the Premises to Tenant. The term of this Lease shall be for a period beginning on the Commencement Date and continuing for the Term and any extension thereof in accordance with the provision of this Lease, unless sooner terminated as hereinafter provided. When the dates of the beginning and end of the Term of this Lease have been determined, such dates shall be evidenced by a document in the form of Exhibit B attached hereto executed by Landlord and Tenant and delivered each to the other, but the failure of Landlord and Tenant to execute or deliver such document shall have no effect upon such dates. The Term and any extension thereof in accordance with the provisions of this Lease is hereinafter referred to as the “Term” of this Lease.
2.2.2
Extension Options. So long as this Lease is still in full force and effect, and subject to the Conditions (as hereinafter defined), which Landlord may waive, in its discretion, at any time, but only by notice to Tenant, Tenant shall have the right to extend the Term of this Lease for two (2) additional periods (each, an “Option Term”) of five (5) years. The Option Term shall commence on the day succeeding the expiration of the initial Term (or the first Option Term, if applicable), and shall end on the day immediately preceding the fifth (5th) anniversary of the commencement of such Option Term. All of the terms, covenants and provisions of this Lease applicable immediately prior to the expiration of the initial Term (or the first Option Term, if applicable) shall apply to such Option Terms except that (i) the Annual Fixed Rent for each Option Term shall be the Market Rate (as hereinafter defined) for the Premises determined as of the commencement of each such Option Term, as designated by Landlord by notice to Tenant (“Landlord’s Notice”), but subject to Tenant’s right to dispute as hereinafter provided; and

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(ii) Tenant shall have no further right to extend the Term of this Lease beyond the Option Terms hereinabove provided. Additionally, in no event shall Tenant have the right to exercise the second Option Term if Tenant fails to timely and property exercise the first Option Term. If Tenant shall elect to exercise the aforesaid option, it shall do so by giving Landlord notice of its election (the “Election Notice”) not later than [*] months, nor sooner than [*] months, prior to the expiration of the initial Term (or the first Option Term, as applicable). If Tenant fails to give any such Election Notice to Landlord timely or the Conditions are neither satisfied nor waived by Landlord, the Term of this Lease shall automatically terminate no later than the end of the initial Term (or, if previously exercised, the first Option Term), and Tenant shall have no further option to extend the Term of this Lease, it being agreed that time is of the essence with respect to the giving of such Election Notice. If Tenant shall extend the Term hereof pursuant to the provisions of this Section 2.2.2, such extension shall (subject to satisfaction of the Conditions, unless waived by Landlord) be automatically effected without the execution of any additional documents, but Tenant shall, at Landlord’s request, execute an agreement confirming the Annual Fixed Rent for the Option Term. The “Conditions” are that, (a) as of the date of the Election Notice there shall exist no Default of Tenant, and (b) the named Tenant as set forth in Section 1.1 (or any Permitted Transferee) shall continue to lease the entire Premises and not have subleased (other than a sublease to a Permitted Transferee) more than thirty percent (30%) (on an aggregate basis together with any other then-in-effect subleases) of the Premises.

2.2.2.1
As used in this Section 2.2, “Market Rate” shall mean a fair market fixed rent (which may include periodic adjustments) for the Premises for the applicable Option Term commensurate with the fixed annual rents then being charged in other comparable office buildings located in the Carlsbad submarket of San Diego County, California, for premises of a similar size and quality of build-out to the Premises under lease renewals for a similar term, taking into account all relevant factors, including applicable market concessions (if any). If Tenant disagrees with Landlord’s designation of the Market Rate, then Tenant shall give notice thereof to Landlord within [*] days after Landlord’s Notice (failure to provide such notice of disagreement within such [*] period constituting acceptance by Tenant of Market Rate as set forth in Landlord’s Notice); and if the parties cannot agree upon the Market Rate by the date that is [*] days following Landlord’s Notice, then the Market Rate shall be submitted to appraisal as follows: Within [*] days after the expiration of such [*] day period, Landlord and Tenant shall each give notice to the other specifying the name and address of the appraiser each has chosen, and each such notice shall include the parties respective determination of the Market Rate. The two appraisers so chosen shall meet within [*] days after the second appraiser is appointed and if, within [*] days after the second appraiser is appointed, the two appraisers shall not agree upon a determination of the Market Rate in accordance with the following provisions of this Section 2.2 they shall together appoint a third similarly qualified appraiser. If only one appraiser shall be chosen whose name and address shall have been given to the other party within such [*] day period and who shall have the qualifications hereinafter set forth, that sole appraiser shall render the decision which would otherwise have been made in accordance with the following provisions of this Section 2.2.

2.2.2.2
If said two appraisers cannot agree upon the appointment of a third appraiser within [*] days after the expiration of such [*] day period, then either party, on behalf of both and on notice to the other, may request such appointment by the nearest office of the American Arbitration Association (or any successor organization) in accordance with its then prevailing rules.

2.2.2.3
Each of the appraisers selected as herein provided shall have at least [*] years’ experience as a commercial real estate broker in the greater San Diego, California, area dealing with properties of the same type and quality as the Building. Each party shall pay the fees and expenses of the appraiser it has selected and the fees of its own counsel. Each party shall pay one half (1/2) of the fees and expenses of the third appraiser (or the sole appraiser, if applicable) and all other expenses of the appraisal. The decision and award of the appraiser(s)

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shall be in writing and shall be final and conclusive on all parties, and counterpart copies thereof shall be delivered to both Landlord and Tenant. Judgment upon the award of the appraiser(s) may be entered in any court of competent jurisdiction.

2.2.2.4
The determination of the appraisers shall be limited solely to the issue of whether Landlord's or Tenant's submitted Market Rate, is the closest to the actual Market Rate as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease. The appraiser(s) shall render a decision and award as to their determination to both Landlord and Tenant (a) within [*] days after the appointment of the second appraiser, (b) within [*] days after the appointment of the third appraiser or (c) within [*] days after the appointment of the sole appraiser, as the case may be. In rendering such decision and award, the appraiser(s) shall assume (i) that neither Landlord nor the prospective tenant is under a compulsion to rent, and that Landlord and Tenant are typically motivated, well-informed and well-advised, and each is acting in what it considers its own best interest,

(ii) the Premises are fit for immediate occupancy and use “as is”, (x) require no additional work by Landlord or Tenant,

(y) are appropriate and desired for immediate occupancy by Tenant, and (z) contain no work that has been carried out thereon by Tenant, its subtenant(s), or its or their successors-in-interest during the Term of this Lease which has diminished the rental value of the Premises, and (iii) that in the event the Premises have been destroyed or damaged by fire or other casualty prior to the commencement of the Option Term, they have been fully restored. The appraisers shall also take into consideration the rent and applicable market concessions contained in leases for comparable space in the Building, or in comparable buildings in the Carlsbad submarket of San Diego, California, for comparable periods of time.

2.2.2.5
If the dispute between the parties as to the Market Rate has not been resolved before the commencement of Tenant’s obligation to pay the Annual Fixed Rent based upon determination of such Market Rate, then Tenant shall continue to pay the Annual Fixed Rent under the Lease at the same rate applicable immediately prior thereto, until either the agreement of the parties as to the Market Rate, or the decision of the appraiser(s), as the case may be, and within [*] days after such agreement of the parties or the decision of the appraiser(s), Tenant shall pay any underpayment of the Annual Fixed Rent to Landlord, or Landlord shall refund any overpayment of the Annual Fixed Rent to Tenant.

2.2.2.6
Landlord and Tenant hereby waive the right to an evidentiary hearing before the appraiser(s) and agree that the appraisal shall not be an arbitration nor be subject to state or federal law relating to arbitrations.

2.3
Parking. As long as this Lease is in force and effect, Tenant shall have the right to use all of the existing parking spaces in the Parking Facility for the parking of standard passenger vehicles and storage at no charge, other than the amount of taxes or other impositions (if any) imposed by any governmental authority in connection with the use of such parking spaces or the use of the Parking Facility by Tenant.

All parking spaces in the Parking Facility shall be used for the parking of passenger vehicles of Tenant and its employees and invitees only. If Tenant uses any portion of the Parking Facility for storage, in no event shall such storage use be permitted if such storage will reduce the number of parking spaces available for use by passenger vehicles in the Parking Facility below the minimum amount of parking required by applicable law. Such storage shall be solely for storing Tenant’s dry goods and inventory, all to the extent used by Tenant in connection with the Permitted Uses under this Lease. In no event shall any portion of the Parking Facility be used by Tenant (or any party under Tenant) for the purpose of storing flammable or explosive materials or liquids or any other Hazardous Materials, or for any use that results in an increased rate of insurance on the Property, the Building and/or the Premises, or for any use in violation of applicable laws. Tenant’s use of Parking Facility for storage uses is subject to Tenant’s receipt (at Tenant’s sole cost and expense) of all applicable governmental approvals, consents, permits and/or licenses. Tenant shall be solely responsible for security for any items stored in the Parking Facility, and Landlord shall not be obligated to provide any security or monitoring services of any kind with respect to the same. Tenant shall not allow any of its vehicles, or any vehicles on the Parking Facility through Tenant, to be left in the Parking Facility overnight. Tenant acknowledges that Landlord is not required to provide any security or security services for the Parking Facility. If the whole or any part of such personal property shall be lost, destroyed or damaged by fire, water (including, without limitation, leaks from pipes, groundwater, or flooding from any other source) or other casualty, by theft or from any other cause, no part of such loss or damage is to be charged to or borne by Landlord unless the same is caused by the willful misconduct of Landlord or Landlord’s agents, or employees. Tenant acknowledges and agrees that the owners

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of the vehicles parked in the Parking Facility shall be solely responsible for insuring said vehicles. Tenant shall indemnify and shall hold Landlord harmless from and against all claims, loss, cost, or damage to the extent arising out of the use by Tenant and its employees and invitees of the Parking Facility, provided that such indemnification obligations shall not apply to any claim for liability to the extent arising out of Landlord’s gross negligence or willful misconduct.

ARTICLE 3

Condition of Premises

3.1
Condition of the Premises. Tenant hereby acknowledges that other than the [*] (as defined below) and Landlord’s obligation to pay the Landlord’s Contribution, the Additional Contribution and the Test-Fit Allowance to Tenant, Landlord shall have no obligation to provide, perform or pay for any alterations or improvements to the Premises, except to the extent of Landlord’s Contribution. Except as otherwise expressly provided in this Lease, the taking of possession of the Premises by Tenant shall conclusively establish that the Premises was at such time in good and sanitary order, condition and repair. Tenant acknowledges that neither Landlord nor Landlord’s agent or employees (either past or present) have made any representation or warranty as to the present or future suitability of the Premises for the conduct of Tenant’s business. Tenant further acknowledges that, except as provided in this Lease (including, without limitation, the warranty set forth in Section 3.3 below), neither Landlord nor Landlord’s agents or employees (either past or present) have made any representation or warranty, and Landlord hereby disclaims any representation or warranty, as to the physical condition of the Premises or anything installed or contained therein unless expressly stated in this Lease, including, but not limited to, any express or implied warranty of habitability, merchantability or fitness for a particular purpose.

3.2
[*].

3.3
Tenant’s Plans. Tenant shall prepare reasonably detailed plans and specifications (“Tenant’s Plans”) for the initial improvements to the Premises desired by Tenant, and submit the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall reasonably respond to Tenant’s Plans (either by approval, reasonable request for additional information, reasonable request for revision or communication of a reasonable reason for failure to approve) within [*] business days (i.e., days that are not legal holidays or weekend days) after the date of Landlord’s receipt of Tenant’s Plans (or within [*] days of any resubmission thereof) plus such period of time (not to exceed an additional [*] days) as may be reasonably necessary for review of Tenant’s Plans by a third-party architect, engineer or other consultant if Landlord reasonably determines that any aspect of Tenant’s Plans requires such third-party review. Tenant shall deliver to Landlord such additional information, documentation and/or revisions to Tenant’s Plans as are reasonably requested by Landlord to obtain Landlord’s approval of Tenant’s Plans and this process shall continue until Tenant’s Plans are approved by Landlord. Tenant shall not commence Tenant’s Work (hereinafter defined) until Tenant’s Plans have been approved by Landlord and Tenant shall have obtained any required governmental permits (such conditions being the “Work Contingency”). For clarification and avoidance of doubt, the Work Contingency shall not apply to the construction of any Alterations as provided in Section 6.2.5 below.

3.3.1
Tenant’s Work. Following the occurrence of the Work Contingency, Tenant shall cause its Contractor (as defined below), to perform the work and improvements described on Tenant’s Plans (collectively, “Tenant’s Work”) with commercially reasonable diligence until Tenant’s Work is completed, it being understood and agreed that Tenant’s Work may be completed in a single or multiple projects (but in no event shall such multiple projects be deemed to modify the Outside Date as set forth in Section 3.3.6 below). Tenant’s Work shall be performed in a good and workmanlike manner, in compliance with all applicable laws and in accordance with the provisions of

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this Lease. Tenant agrees to cease promptly upon notice from Landlord any activity or work which has not been approved by Landlord or is not in compliance with the provisions of this, including, without limitation, the terms of this Section 3.2. The “Contractor” shall be a general contractor selected by Tenant, but subject to Landlord’s prior written approval, which shall not be unreasonably withheld; provided, however, Landlord hereby preapproves C2 Building Group for use as the Contractor in connection with the Tenant’s Work. In addition, all subcontractors, laborers, materialmen, and suppliers used by Tenant must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed; provided, however, Landlord hereby pre-approves the subcontractors listed on Exhibit H attached hereto (in each case, with respect to the type of work identified therein) in connection with the Tenant’s Work.

3.3.2
Substantial Completion Date. Tenant’s Work shall be considered substantially complete and the “Substantial Completion Date” shall occur on the first day as of which all of the following requirements have been met: (i) all work shown and described in Tenant’s Plans has been completed in accordance with Tenant’s Plans, with only punch list items (i.e., minor and insubstantial details of decoration or mechanical adjustment) excepted; (ii) all electrical, mechanical, plumbing and HVAC facilities installed by Tenant are functioning properly; (iii) the Premises are reasonably free of debris and construction materials; (iv) if applicable, Tenant’s architect has issued a certificate of substantial completion on a standard AIA form, which has been delivered to Landlord; and (v) if applicable, all required governmental inspections have been successfully completed and a certificate of occupancy (or its equivalent) required as a result of Tenant’s Work has been issued by the applicable governmental authority and a copy thereof delivered to Landlord.

3.3.3
Landlord’s Contribution.

3.3.3.1
Provided the Lease is in full force and effect and subject to the provisions of this Section 3.3, Landlord shall provide Tenant with an initial allowance (“Initial Landlord’s Contribution”) in an aggregate amount not to exceed $[*] (i.e., $[*]) to be applied (i) against the hard and soft costs of Tenant’s Work including architectural and consultant costs, and (ii) in an amount not to exceed $[*] of the Initial Landlord’s Contribution (i.e., $[*]), against the cost of telecommunications systems, voice data cabling, computer servers and other infrastructure costs, signage, audio/visual equipment, security/access systems and electrical generators, all to the extent installed in the Premises, as well as moving costs in connection with Tenant’s moving of personal property into the Premises (collectively, “Data and Moving Costs”).

3.3.3.2
Provided the Lease is in full force and effect and subject to the provisions of this Section 3.3, Landlord shall provide Tenant with an additional allowance (“Additional Landlord’s Contribution”) in an aggregate amount not to exceed $[*] (i.e., $[*]) to be applied against the cost of the replacement of any existing HVAC units and/or water source heat pumps currently serving the Premises (the “HVAC Work”). The Initial Landlord’s Contribution and the Additional Landlord’s Contribution may be referred to herein, collectively, as the “Landlord’s Contribution”

3.3.3.3
In connection with Tenant’s procurement of the Lien and Completion Bond (as that term is defined in Section 3.3.6 below), Landlord shall provide a separate allowance not to exceed $[*] (i.e., an amount equal to [*] of the Initial Landlord’s Contribution and the Additional Landlord’s Contribution) (the “Lien and Completion Bond Contribution”) to be applied against the cost of the Lien and Completion Bond. Landlord shall pay the Lien and Completion Bond Contribution (or the actual cost of the Lien and Completion Bond, if less than the amount of the Lien and Completion Bond Contribution) to Tenant within [*] days following Landlord’s receipt of an invoice from Tenant together with reasonable supporting documentation evidencing the cost of the Lien and Completion Bond, and Tenant shall pay any costs of such Lien and Completion Bond that are in excess of the Lien and Completion Bond Contribution.

3.3.3.4
In connection with the preparation of the Tenant’s Plans, Tenant shall engage a third-party architect to perform a test-fit of the Premises, and Landlord shall provide a separate allowance not to exceed

$[*] (i.e., $[*]) (the “Test-Fit Allowance”), which Landlord shall pay to Tenant within [*] days following Landlord’s receipt of an invoice from Tenant together with reasonable supporting documentation evidencing the cost of such test-fit, and Tenant shall pay any costs of such test-fit that are in excess of the Test-Fit Allowance.

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3.3.3.5
For purposes of this Section 3.3, the “cost” of Tenant’s Work and the HVAC Work shall mean the actual third-party hard and soft costs incurred by Tenant in connection with performing Tenant’s Work and the HVAC Work, including, without limitation, all architectural and engineering fees and expenses; all contractor charges for the cost of labor and materials, profit, general conditions and overhead and supervision; all filing fees and other permitting costs and fees paid to independent construction managers, plus a construction management fee to be retained by Landlord (i.e., to be subtracted from Landlord’s Contribution), equal to [*] percent ([*]%) of the Landlord’s Contribution.

3.3.4
Progress Payments. Tenant may requisition Landlord for payment of Landlord’s Contribution monthly (and in no event more than once per month) (hereinafter “Progress Payments”) provided that Landlord may withhold [*] percent ([*]%) of the amount due on each requisition paid prior to the Substantial Completion Date (the “Retained Amounts”). Each requisition for a Progress Payment shall include (i) a detailed breakdown of the cost of Tenant’s Work (and Data and Moving Costs as applicable) included in the requisition,
(i)
copies of invoices from Tenant’s contractors, suppliers and others, as applicable, substantiating such costs, and
(ii)
executed waivers of mechanic’s or material supplier’s liens (which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138) on account of any labor and/or materials furnished by such party through the date of the requisition (provided that any such waiver may be conditioned upon receipt of the amount requested for such party in the requisition). Landlord shall make each Progress Payment to Tenant in an amount not to exceed the lesser of (x) the costs of Tenant’s Work (and Data and Moving Costs as applicable), as evidenced by the documentation submitted with the applicable requisition, or (y) the balance of Landlord’s Contribution then remaining (less Retained Amounts held by Landlord as hereinabove provided) within thirty (30) days after Landlord’s receipt of a Progress Payment requisition with all required supporting documentation.

3.3.5
Final Payment. After the Substantial Completion Date shall have occurred, Tenant may request in writing that Landlord make payment of the balance of Landlord’s Contribution and all retained amounts other than Landlord’s construction management fee (the “Final Payment”). Tenant’s requisition for the Final Payment shall include (i) a final breakdown of all of the costs of Tenant’s Work and Data and Moving Costs, (ii) final unconditional mechanic’s and material supplier’s lien waivers therefor, and (iii) all other documentation required for the Progress Payment pursuant to the preceding paragraph as to the portion of Tenant’s Work and the Data and Moving Costs covered by the Final Payment. Landlord shall make payment of the Final Payment to Tenant in an amount equal to the lesser of (x) the unreimbursed cost of Tenant’s Work and Data and Moving Costs, as evidenced by the documentation submitted with the requisition for the Final Payment or (y) the balance of Landlord’s Contribution then remaining, if any (including any retained amounts other than Landlord’s construction management fee), within thirty

(30) days after Landlord’s receipt of a requisition for the Final Payment with all required supporting documentation.

3.3.6
Payment Obligations. Notwithstanding the foregoing, Landlord shall not be required to make payment of Landlord’s Contribution, (a) for any requisition for which Tenant shall not have submitted paid invoices for Tenant’s Work or Data and Moving Costs together with all required supporting documentation within [*] months following the Date of this Lease (the “Outside Date”), (b) at a time when there exists any Default of Tenant, and/or (c) if the Lease shall have terminated. Any balance of Landlord’s Contribution that Landlord is not required to reimburse to Tenant pursuant to this Section 3.3.6 shall be the property of Landlord and Tenant shall have no claim thereto. [*]. Prior to the commencement of the Tenant’s Work, Tenant shall obtain and maintain a lien and completion bond in an amount sufficient to ensure the lien-free completion of the Tenant’s Work and naming Landlord as a co-obligee (the “Lien and Completion Bond”).

3.3.7
Construction Representative. Both Landlord and Tenant shall appoint one individual as its “Construction Representative” who is authorized to act on its behalf in connection with any matters arising pursuant to this Section 3.3. The Construction Representative may be changed from time to time by notice hereunder from the

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then current Construction Representative to the other party’s Construction Representative or by notice from Landlord or Tenant pursuant to Section 10.1 of this Lease. Notwithstanding Section 10.1 of this Lease, any notices or other communication under this Section 3.3 may be made by letter or other writing sent by U.S. mail or email, provided the communication is made by one party’s Construction Representative to the other party’s Construction Representative.

ARTICLE 4

Rent, Additional Rent, Insurance and Other Charges

4.1
The Annual Fixed Rent.

4.1.1
In General. Tenant shall pay Annual Fixed Rent to Landlord, or as otherwise directed by Landlord, without offset, abatement (except as provided in Section 5.2 and Article 7), deduction or demand. Annual Fixed Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month (subject to the Rent Abatement as set forth in Section 4.1.2 below) during the Term of this Lease, at the Address for Payment of Rent, or at such other place as Landlord shall from time to time designate by notice, by check drawn on a domestic bank or by electronic transfer of funds from a domestic bank. Annual Fixed Rent for any partial month shall be prorated on a daily basis (based on a 360 day year), and if Annual Fixed Rent commences on a day other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be payable on the date Annual Fixed Rent commences and shall be equal to such pro-rated amount plus the installment of Annual Fixed Rent for the succeeding calendar month.

4.1.2
[*].

4.2
Additional Rent. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Percentage of Taxes and Insurance Costs as provided in Sections 4.2.1 and 4.2.2, and all other charges and amounts payable by or due from Tenant to Landlord as expressly provided in this Lease (all such amounts referred to in this sentence being “Additional Rent”). Taxes and Insurance Costs may be referred to herein, collectively, as “Operating Costs”. Annual Fixed Rent and Additional Rent are herein collectively referred to as “Rent.”

4.2.1
Real Estate Taxes. During the Term Tenant shall reimburse Landlord, as Additional Rent, for Tenant’s Percentage of Taxes. Tenant shall pay to Landlord, as Additional Rent on the first day of each calendar month during the Term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of Taxes, such monthly amounts to be sufficient to provide Landlord by the time Tax payments are due or are to be made by Landlord a sum equal to the Taxes for the then current Tax Year, as reasonably estimated by Landlord from time to time. Within a reasonable period of time after the end of each Tax Year during the Term, Landlord shall give Tenant a notice setting forth the amount of Taxes for the preceding Tax Year. If the total of Tenant’s monthly remittances on account of Taxes for any Tax Year is greater than the actual Taxes for such Tax Year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Taxes (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligations to Landlord); if the total of such remittances is less than the actual Taxes for such Tax Year, Tenant shall pay the difference to Landlord within [*] days after being so notified by Landlord.

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In the event that the Commencement Date shall occur or the Term of this Lease shall expire or be terminated during any Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, then the amount of Taxes which may be otherwise payable by Tenant as provided in this Section

4.2.1 shall be pro-rated on a daily basis based on a 360 day Tax Year.

“Taxes” shall mean all taxes, assessments, excises and other charges and impositions which are general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind or nature which are levied, assessed or imposed by any governmental authority upon or against or with respect to the Property, Landlord or the owner or lessee of personal property used by or on behalf of Landlord in connection with the Property, or any taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon. If, at any time, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents or other taxes shall be included in Taxes; provided, however, Taxes shall not include franchise, estate, inheritance, succession, capital levy or income (except to the extent that a tax on income or revenue is levied solely on rental revenues and not on other types of income and then only from rental revenue generated by the Property) tax assessed on Landlord. Taxes also shall include all court costs, and reasonable attorneys’, consultants’ and accountants’ fees, and other expenses incurred by Landlord in analyzing and contesting Taxes through and including all appeals. Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment.

4.2.2
Insurance Costs. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Percentage of Insurance Costs (as hereinafter defined) paid or incurred by Landlord with respect to the Property in any twelve (12) month period established by Landlord (an “Operating Year”) during the Term of this Lease (Tenant’s Percentage of Insurance Costs being hereinafter referred to as “Tenant’s Insurance Cost Obligation”). Tenant shall pay to Landlord, as Additional Rent, on the first day of each calendar month during the Term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of Tenant’s Insurance Cost Obligation, such monthly amounts to be sufficient to provide to Landlord, by the end of each Operating Year, a sum equal to Tenant’s Insurance Cost Obligation for such Operating Year, as reasonably estimated by Landlord from time to time. Within a reasonable period of time after the end of each Operating Year during the Term, Landlord shall furnish to Tenant an itemized statement setting forth the amount of Insurance Costs for the preceding Operating Year for the Building and the Property and a computation of Tenant’s Insurance Cost Obligation. Any such year-end statement by Landlord relating to Insurance Costs shall be final and binding upon Tenant unless Tenant shall, within [*] days after receipt thereof, contest any items therein by giving notice to Landlord specifying each item contested and the reasons therefor. If, at the expiration of each Operating Year in respect of which monthly installments on account of Tenant’s Insurance Cost Obligation shall have been made as aforesaid, the total of such monthly remittances is greater than Tenant’s Insurance Cost Obligation for such Operating Year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Insurance Costs (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); if the total of such remittances is less than Tenant’s Insurance Cost Obligation for such Operating Year, Tenant shall pay the difference to Landlord within [*] days after being so notified by Landlord.

In the event that the Commencement Date shall occur or the Term of this Lease shall expire or be terminated during any Operating Year, then the amount of Tenant’s Insurance Cost Obligation which may be payable by Tenant as provided in this Section 4.2.2 shall be pro-rated on a daily basis based on a 360 day Operating Year.

“Insurance Costs” shall mean all costs and expenses paid or incurred by Landlord in connection with maintaining insurance against loss or damage with respect to the portions of the Property constituting Landlord’s Repair Items (collectively, "Landlord's Insured Property") on a Special Form or equivalent type insurance form, with customary exceptions, subject to such deductibles and self-insured retentions as Landlord may determine, in an amount equal to at least the replacement value of Landlord's Insured Property. Such insurance shall be maintained with an insurance company selected by Landlord. Payment for losses thereunder shall be made solely to Landlord. Landlord may maintain such additional insurance with respect to the Building or Property, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, to the extent consistent with the coverages being maintained by landlords of buildings within the Carlsbad submarket that are comparable to the Building. Landlord may also maintain such other insurance as may from time to time be required

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by a "Superior Mortgagee" (as defined in Article 9 below) to the extent consistent with industry-standard coverages required by lenders for comparable buildings. Any or all of Landlord's insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance. Tenant shall, at Tenant's expense, comply with Landlord's insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or specific use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

4.3
Final Statement. Provided Tenant shall have paid all amounts invoiced by Landlord on account of Operating Costs for the applicable Operating Year, Landlord shall permit Tenant, at Tenant’s sole cost and expense except as hereinafter provided, to review any of Landlord’s invoices, books, records and statements relating to Operating Costs for such Operating Year, provided such review is commenced within [*] days of Tenant’s receipt of Landlord’s final statement of Operating Costs for the applicable Operating Year (the “Final Statement”) and thereafter undertaken by Tenant or its accountants (provided such accountants are compensated at a usual hourly rate and not on a contingency fee basis) with due diligence. If Tenant objects to Landlord’s accounting of any Operating Costs, Tenant shall, on or before the date [*] days following receipt of the Final Statement, notify Landlord that Tenant disputes the correctness of such accounting, specifying the particular line items which Tenant claims are incorrect; otherwise, Tenant shall be deemed to have waived any and all objections to such Final Statement. If such dispute has not been settled by agreement within [*] days after Landlord’s receipt of Tenant’s notice of dispute, either party may submit the dispute to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding on Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. If it should be agreed or decided that Operating Costs were overstated by [*] percent ([*]%) or more, then Landlord shall promptly reimburse Tenant for the reasonable costs incurred by Tenant in reviewing Landlord’s invoices and statements, Tenant’s reasonable arbitration costs, plus any excess amount paid by Tenant on account of overstated Operating Costs with interest at the Default Rate (as defined in Section 8.4). If it should be decided that Operating Costs were not overstated at all, then Tenant shall, as Additional Rent, promptly reimburse Landlord for its costs incurred in the arbitration and in preparing for Tenant’s review of invoices and statements, and if Operating Costs shall have been understated or Tenant shall not have paid Tenant’s Insurance Cost Obligation in full, Tenant shall, as additional Rent, promptly pay any deficiency. In the event of an overstatement which is less than [*] percent ([*]%), Landlord shall promptly reimburse Tenant for any excess amount paid by Tenant on account of overstated Operating Costs, and each party shall be responsible for its own costs incurred in connection with such dispute. Tenant shall keep confidential all agreements involving the rights provided in this section and the results of any audits or arbitration conducted hereunder. Notwithstanding the foregoing, Tenant shall be permitted to furnish the foregoing information to its attorneys and accountants to the extent necessary to perform their respective service for Tenant.

4.4
Personal Property and Sales Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant and all taxes on the sales of inventory, merchandise and any other goods by Tenant in or upon the Premises

4.5
Tenant’s Insurance.

4.5.1
Insurance Policies. Tenant shall, at its expense, take out and maintain, throughout the Term of this Lease, the following insurance:

4.5.1.1
Commercial general liability insurance (on an occurrence basis, including without limitation, broad form contractual liability, bodily injury, property damage, fire legal liability, and products and completed operations coverage) under which Tenant is named as an insured and Landlord and Landlord’s agent, The RMR Group LLC, (and the holder of any mortgage on the Premises or Property, as set out in a notice from time to time) are named (on an ISO Form 20 26 or as otherwise acceptable to Landlord) as additional insureds as their interests may appear, in an amount which shall, at the beginning of the Term, be at least equal to the Commercial General Liability Insurance Limits, and, which, from time to time during the Term, shall be for such higher limits, if any, as Landlord shall determine to be customarily carried in the area in which the Premises are located at property comparable

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to the Premises and used for similar purposes. The Commercial General Liability Insurance Limits may be achieved through the use of an umbrella/excess liability policy;

4.5.1.2
Worker’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises;

4.5.1.3
So-called “special form” property insurance on a “replacement cost” basis with an agreed value endorsement covering all furniture, furnishings, fixtures and equipment and other personal property brought to the Premises by Tenant or any party claiming under Tenant and all improvements and betterments to the Premises performed at Tenant’s expense; and

4.5.1.4
So-called “business income and extra expense” insurance covering

[*] months loss of income.

4.5.2
Requirements. All such policies shall contain deductibles not in excess of that reasonably approved by Landlord, shall contain a clause confirming that such policy and the coverage evidenced thereby shall be primary with respect to any insurance policies carried by Landlord and shall be obtained from responsible companies qualified to do business and in good standing in the State of California and shall have a general policy holder’s rating in AM Best of at least A-VIII. A copy of each paid-up policy evidencing such insurance (appropriately authenticated by the insurer) or a certificate (on ACORD Form 25 or its equivalent for Tenant’s commercial general liability insurance and on ACORD Form 27 or its equivalent for Tenant’s property insurance) of the insurer, certifying that such policy has been issued and paid in full, providing the coverage required by this Section and containing provisions specified herein, shall be delivered to Landlord prior to the commencement of the Term of this Lease and, upon renewals, prior to the expiration of such coverage. Each such policy shall not be materially changed with respect to the interest of Landlord and such mortgagees of the Property (and others that are in privity of estate with Landlord of which Landlord provides notice to Tenant from time to time) without at least thirty (30) days’ prior written notice thereto from Tenant. Any insurance required of Tenant under this Lease may be furnished by Tenant under a blanket policy carried by it provided that such blanket policy shall reference the Premises, and shall guarantee a minimum limit available for the Premises equal to the insurance amounts required in this Lease. Landlord may, at any time, and from time to time, inspect and/or copy any and all insurance policies required to be procured by Tenant hereunder. Additionally, any umbrella/excess liability policies shall contain an endorsement stating that any entity qualifying as an additional insured on the insurance stated in the Schedule of Underlying Insurance shall be an additional insured on the umbrella/excess liability policies, and that they apply immediately upon exhaustion of the insurance stated in the Schedule of Underlying Insurance as respects the coverage afforded to any additional insured.

4.5.3
Waiver of Subrogation. Landlord and Tenant shall each secure an appropriate clause in, or an endorsement upon, each property insurance policy obtained by it and covering the Building, the Premises or the personal property, fixtures and equipment located therein or thereon, pursuant to which the respective insurance companies waive any and all rights of subrogation prior to any loss, to agree with a third party to waive any claim it might have against said third party. The waiver of subrogation shall extend to the agents of each party and its employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Premises by, through or under Tenant. To the extent that Landlord maintains any self-insured retention, it shall be treated as an independent insurer with full waiver of subrogation.

Subject to the foregoing provisions of this Section 4.5.3, and insofar as may be permitted by the terms of the property insurance policies carried by it, each party hereby releases the other with respect to any claim which it might otherwise have against the other party for any loss or damage to its property to the extent such damage is actually covered or would have been covered by policies of property insurance required by this Lease to be carried by the respective parties hereunder. In addition, Tenant agrees to exhaust any and all claims against its insurer(s) prior to commencing an action against Landlord for any loss covered by insurance required to be carried by Tenant hereunder.

4.6
Utilities. Tenant shall contract directly with all utility service providers and Tenant shall pay for all utilities (including without limitation, electricity, gas, sewer and water) attributable to its use of the entire Property and shall also provide its own janitorial and security services for the Building. Such utility use shall include, without limitation, electricity, water, sewer, and gas used for lighting, exterior lighting, landscaping, incidental use and “HVAC,” as that term is defined below. All such utility, janitorial and security payments shall be paid directly by

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Tenant prior to the date on which the same are due to the utility provider, janitorial company and/or security company, as applicable. It is understood and agreed that Tenant shall make its own arrangements for the provision of all utilities and services and that Landlord shall be under no obligation to furnish any utilities.

4.7
Late Payment of Rent. If any installment of Annual Fixed Rent or Additional Rent is not paid on or before the date the same is due, it shall bear interest (as Additional Rent) from the date due until the date paid at the Default Rate (as defined in Section 8.4). In addition, if any installment of Annual Fixed Rent or Additional Rent is unpaid for more than [*] days after the date due, Tenant shall pay to Landlord a late charge equal to the greater of [*] Dollars ($[*]) or [*]percent ([*]%) of the delinquent amount. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing and administration of each delinquent payment by Tenant, but the payment of such late charges shall not excuse or cure any default by Tenant under this Lease. Notwithstanding the foregoing, Landlord will not assess a late charge until Landlord has given written notice of such late payment for the first late payment in any [*] month period and after Tenant has not cured such late payment within [*] business days of such notice. No further notice will be required during the following such [*] month period prior to a late charge accruing. Absent specific provision to the contrary, all Additional Rent shall be due and payable in full [*] days after demand by Landlord.

4.8
Security Deposit. Upon execution of this Lease, Tenant shall deposit with Landlord the Security Deposit in the form of a Letter of Credit as provided below. The Security Deposit shall be held by Landlord as security for the faithful performance of all the terms of this Lease to be observed and performed by Tenant. The Security Deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord.

4.8.1
Use of Letter of Credit. The Security Deposit shall be in the form of a letter of credit (the “Letter of Credit”), which shall (a) be unconditional and irrevocable and otherwise in a commercially reasonable form and substance reasonably acceptable to Landlord; (b) permit multiple draws; (c) be issued by a commercial bank reasonably acceptable to Landlord; (d) be made payable to, and expressly transferable and assignable by, Landlord;

(e) be payable at sight upon presentment of a sight draft accompanied by a certificate of Landlord stating either that Tenant is in default under this Lease or that Landlord is otherwise permitted to draw upon such Letter of Credit under the express terms of this Lease, and the amount that Landlord is owed (or is permitted to draw) in connection therewith; and (f) shall expire [*] days following the expiration of the Term of this Lease. Tenant shall maintain the Letter of Credit in the amount of the Security Deposit. Any fee or other charge payable in connection with a transfer or assignment of the Letter of Credit by Landlord shall be paid by Tenant to the issuing bank upon demand of Landlord, and if not so paid by Tenant, then such fee or charge may be paid by Landlord and Tenant shall reimburse Landlord therefor as Additional Rent. Notwithstanding anything in this Lease to the contrary, any grace period or cure periods which are otherwise applicable under Section 8.1 hereof, shall not apply to any of the foregoing, and, specifically, if Tenant fails to comply with the requirements of subsection (f) above or if Tenant shall fail to maintain the Letter of Credit in the full amount of the Security Deposit after any draw thereon by Landlord, Landlord shall have the immediate right to draw upon the Letter of Credit in full and hold the proceeds thereof as a cash security deposit. The Letter of Credit shall be issued by a commercial bank (the “Bank”) that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation. Landlord hereby pre-approved HSBC as the Bank, and the form of the Letter of Credit shall be as set forth on Exhibit I, attached hereto. If the issuer’s credit rating is reduced below P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation, or if the financial condition of the issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute Letter of Credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute Letter of Credit within [*] business days after Landlord’s demand therefor (with no other notice, or grace or cure period being applicable thereto) shall entitle Landlord immediately to draw upon the existing Letter of Credit in full, without any further notice to Tenant. Landlord may use, apply or retain the proceeds of the Letter of Credit to the same extent that Landlord may use, apply or retain any cash security deposit, as set forth herein. Landlord may draw on the Letter of Credit, in whole or in part, at Landlord’s election. If Landlord draws against the Letter of Credit, Tenant shall, within [*] days after notice from Landlord, provide Landlord with either an additional Letter of Credit in the amount so drawn or an amendment to the existing Letter of Credit restoring the amount thereof to the amount initially provided. Tenant hereby agrees to cooperate promptly, at its expense with Landlord to execute and deliver to Landlord

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any modifications, amendments and replacements of the Letter of Credit, as Landlord may reasonably request to carry out the terms and conditions hereof.

4.8.2
In General. If the Rent payable hereunder shall be overdue and unpaid or should Landlord make any payment on behalf of Tenant, or Tenant shall fail to perform any of the terms of this Lease, or upon any other Default of Tenant, then Landlord may, at its option and without notice or prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply the entire Security Deposit or so much thereof as may be necessary to compensate Landlord for Tenant’s failure to pay Rent as and when due or other sums or loss or damage sustained by Landlord due to such breach by Tenant (including, without limitation, past due and thereafter due rent), and Tenant shall forthwith upon demand restore the Security Deposit to the amount stated in Section 1.1. Notwithstanding the foregoing, upon the application by Landlord of all or any portion of the Security Deposit (with or without notice thereof to Tenant) to compensate Landlord for a failure by Tenant to pay any Rent when due or to perform any other obligation hereunder, and until Tenant shall have restored the Security Deposit to the amount required by Section 1.1, Tenant shall be deemed to be in default in the payment of Additional Rent for purposes of Section 8.1(a) hereof. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute, and all other provisions of law, now or hereafter in effect, which i) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (ii) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section above and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s default of this Lease, including, but not limited to, all damages or rent due upon termination of Lease pursuant to Section 1951.2 of the California Civil Code. So long as Tenant shall not be in default of its obligations under this Lease, Landlord shall return the Security Deposit, or so much thereof as shall have not theretofore been applied in accordance with the terms of this Section 4.8 (and less any amounts Landlord shall estimate shall be due from Tenant following year-end reconciliation of Insurance Costs and Taxes), to Tenant promptly following the expiration or earlier termination of the Term of this Lease and the surrender of possession of the Premises by Tenant to Landlord in accordance with the terms of this Lease. While Landlord holds the Security Deposit, Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. If Landlord conveys Landlord’s interest under this Lease, the Security Deposit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord’s grantee, and Tenant shall look solely to such grantee for proper application of the Security Deposit in accordance with the terms of this Section 4.8 and the return thereof in accordance herewith. The holder of a mortgage on the Property shall not be responsible to Tenant for the return or application of the Security Deposit, whether or not it succeeds to the position of Landlord hereunder, unless such holder actually receives the Security Deposit.

ARTICLE 5

Landlord’s Covenants

5.1
Affirmative Covenants. Landlord shall, during the Term of this Lease provide the following:

5.1.1
Heat and Air-Conditioning. Upon delivery of the Premises to Tenant, Landlord shall provide access to the heat, ventilation and air-conditioning (“HVAC”) systems for the Building in their currently existing, “as-is” condition, subject to Landlord’s obligation to provide the Additional Landlord’s Contribution and the Test-Fit Allowance (as defined in Sections 3.3.3.2 and 3.3.3.3, respectively) and Landlord’s obligation to maintain, repair and replace (to the extent necessary) the HVAC cooling tower as provided in Section 5.1.4 below.

5.1.2
Electricity. Upon delivery of the Premises to Tenant, Landlord shall provide access to the electrical system for the Premises in their currently existing, “as-is” condition. Electrical service shall be separately metered by Tenant at its sole cost and expense and Tenant shall pay all charges for such electrical service directly to the provider as set forth in Section 4.6 above.

5.1.3
Water. Upon delivery of the Premises to Tenant, Landlord shall provide the currently existing water and sewer systems to the Premises in their currently existing, “as-is” condition, which water and sewer systems shall be for ordinary drinking, lavatory and toilet facilities (as opposed to special laboratory or other uses in excess of general office uses). Water and sewer service shall be separately metered by Tenant at its sole cost and expense and Tenant shall pay all charges for such services directly to the provider as set forth in Section 4.6 above.

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5.1.4
Repairs. Except as otherwise expressly provided herein, Landlord shall, at Landlord’s sole cost and expense (and not as Additional Rent), make such repairs, major repairs and replacements (as opposed to routine maintenance, which shall be Tenant’s obligation as set forth in Section 6.1.3 below, except with respect to the HVAC cooling tower as provided below) to (i) the Building’s exterior walls, roof, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, slab and structural columns and beams, and (ii) the existing HVAC cooling tower serving the Premises (as distinguished from all other components of the HVAC systems providing service to the Premises), as may be necessary to keep same in good repair and condition, including, without limitation, routine maintenance thereof, repairs thereto and to the extent necessary replacement thereof (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Section 6.1.3 hereof) (collectively, the “Landlord's Repair Items”). Notwithstanding the foregoing, but subject to the provisions of Article 7 below which shall govern in the event of a Casualty (as that term is defined in Section 7.1 below), Tenant shall pay for the cost of any repairs or replacements resulting from or arising in connection with (a) the negligence or willful acts of Tenant, Tenant’s employees, agents, invitees, sublessees, licensees or contractors, or anyone else claiming under Tenant, (b) Tenant’s failure to observe or perform any condition or agreement contained in this Lease, or (c) any alterations, additions or improvements made by Tenant or anyone claiming under Tenant. Except as expressly set forth above in this Section 5.1.4, Landlord shall no obligation to maintain, repair or replace all or any portion of the Premises, the Building or the Property, all of which shall be Tenant’s sole responsibility as set forth in Section 6.1.3 below. [*].

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5.2
Interruption. Except as expressly provided below, Landlord shall have no responsibility or liability to Tenant for failure, interruption, inadequacy, defect or unavailability of any services, facilities, utilities, repairs or replacements or for any failure or inability to provide access or to perform any other obligation under this Lease caused by breakage, accident, fire, flood or other casualty, strikes or other labor trouble, order or regulation of or by any governmental authority, inclement weather, repairs, inability to obtain or shortages of utilities, supplies, labor or materials, war, civil commotion or other emergency, transportation difficulties or due to any act or neglect of Tenant or Tenant’s servants, agents, employees or licensees or for any other cause beyond the reasonable control of Landlord, and in no event shall Landlord be liable to Tenant for any indirect or consequential damages suffered by Tenant due to any such failure, interruption, inadequacy, defect or unavailability; and failure or omission on the part of Landlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

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[*].

Landlord reserves the right to interrupt the services of the HVAC, plumbing, electrical or other mechanical systems or facilities in the Building when necessary from time to time by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary, until such repairs, alterations, replacements or improvements shall have been completed. Landlord shall use reasonable efforts to minimize the duration of any such interruption and to give to Tenant at least [*] days’ notice if service is to be interrupted, except in cases of emergency.

ARTICLE 6

Tenant’s Additional Covenants

6.1
Affirmative Covenants. Tenant shall do the following:

6.1.1
Perform Obligations. Tenant shall perform promptly all of the obligations of Tenant set forth in this Lease, and pay when due the Rent and all other amounts which by the terms of this Lease are to be paid by Tenant.

6.1.2
Use. Tenant shall, during the Term of this Lease, use the Premises only for the Permitted Uses and procure and maintain all licenses and permits necessary therefor and for any other use or activity conducted at the Premises, at Tenant’s sole expense. The Permitted Uses shall expressly exclude use for utility company offices, or employment agency or governmental or quasi-governmental offices.

6.1.3
Repair and Maintenance. Tenant shall, during the Term of this Lease, except to the extent the same is part of Landlord’s Repair Items under Section 5.1.4 above, maintain all portions of the Premises, Building and Property (including, without limitation, exterior glass and mullions, non-structural columns, beams and shafts, all stairs, stairwells, elevator cab, men’s and women’s washrooms, the Building’s mechanical, electrical and telephone closets, all utility systems and equipment, and all mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems), as well as the Parking Facility, driveways, landscaping and landscaping irrigations systems at the Property, and any part or component thereof, all in neat and clean order and condition and perform all repairs and replacements to the same (including Tenant’s equipment and other personal property and all HVAC equipment) as are necessary to keep them in good and clean working order, appearance and condition, reasonable use and wear thereof and damage by fire or by unavoidable casualty under Article 7 below, excepted (collectively, the “ Tenant’s Repair Items”). Tenant shall enter into a commercially reasonable maintenance contract (or contracts) for regular service on all portions of the Premises, Building and Property that are Tenant’s Repair Items with a contractor(s) licensed to do business in the State of California, which shall cover all parts and labor (which contracts shall include, without limitation, HVAC and other mechanical systems, landscaping, janitorial, roofing, and fire/life-safety). Upon

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entering into any such service contracts (or any material amendment to any such service contracts), Tenant shall provide Landlord with copies of all such service contracts, as well as provide Landlord with records of material repairs made pursuant to such service contracts upon request. Subject to Section 4.5.3, (and subject to the provisions of Article 7 below which shall govern in the event of a Casualty), all damage to the Building or to any portion thereof caused by or resulting from any act, omission (where there is a duty to act), neglect or improper conduct of Tenant, its employees, agents, contractors, or invitees or the moving of Tenant’s property or equipment into, within or out of the Premises, and any Tenant’s Repair Items requiring structural or nonstructural repair, shall be repaired at Tenant’s expense by (A) Tenant, if the required repairs are nonstructural in nature and do not affect any Building system, or

(B) at Landlord’s option, by Landlord if the required repairs are structural in nature, involve replacement of exterior window glass, or affect any Building system. All Tenant repairs shall be of good quality utilizing new construction materials. If, however, Tenant fails to perform such maintenance, or to make such repairs or replacements, then Landlord shall have the right (but not the obligation), after written notice to Tenant and Tenant's failure to perform such maintenance, or to make such repairs or replacements, within [*] business days thereafter, perform such maintenance or make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, administrative costs, fees and other costs or expenses arising from Landlord's involvement with such maintenance, repairs and/or replacements within [*] days following receipt of Landlord’s written demand therefor (accompanied by reasonable documentation). Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

6.1.4
Compliance with Law. Except with respect to Landlord’s obligations set forth in this Lease with respect to repairs or replacements to the structural portions of the roof of the Building and the HVAC cooling tower, Tenant shall, during the Term of this Lease, make all repairs, alterations, additions or replacements to the Premises, Building and Property required by any law or ordinance or any order or regulation of any public authority, keep the Premises, Building and Property safe and equipped with all safety appliances so required, and comply with, and perform all repairs, alterations, additions or replacements required by, the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises or applicable to the Building or other portions of the Property and arising out of any use being conducted in or on the Premises or arising out of any work performed by Tenant.

6.1.5
Indemnification. Tenant shall neither hold, nor attempt to hold, Landlord or its employees or Landlord’s agents or their employees liable for, and Tenant shall indemnify and hold harmless Landlord, its employees and Landlord’s agents and their employees from and against, any and all third party demands, claims, causes of action, fines, penalties, damage, liabilities, judgments and expenses (including, without limitation, reasonable attorneys’ fees, costs and disbursements) incurred in connection with or arising from: (a) the use or occupancy or manner of use or occupancy of the Premises, the Building and/or the Property by Tenant or any person claiming under Tenant; (b) any matter occurring on the Premises, the Building and/or the Property during the Term;

(c) any acts, omissions or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees or visitors of Tenant or any such person; (d) any breach, violation or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees or visitors of Tenant or any such person of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; (e) claims of brokers or other persons for commissions or other compensation arising out of any actual or proposed sublease of any portion of the Premises or assignment of Tenant’s interest under this Lease, or Landlord’s denial of consent thereto or exercise of any of Landlord’s other rights under Section 6.2.1; and (f) any injury or damage to the person, property or business of Tenant, its employees, agents, contractors, invitees, visitors or any other person entering upon the Property under the express or implied invitation of Tenant. If any action or proceeding is brought against Landlord or its employees or Landlord’s agents or their employees by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same, at Tenant’s expense, with counsel reasonably satisfactory to Landlord. [*].

6.1.6
Landlord’s Right to Enter. Tenant shall, during the Term of this Lease, permit Landlord and its agents and invitees to enter into and examine the Premises at reasonable times following [*] hours prior written notice, other than in event of emergency, and when accompanied by a Tenant representative, provided such representative is made reasonably available, and to show the Premises to prospective lessees, lenders, partners and purchasers and others having a bonafide interest in the Premises, and to make such repairs, alterations and improvements and to perform such testing and investigation as Landlord shall reasonably determine to make or

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perform, and, during the last [*] months prior to the expiration of this Lease, to keep affixed in suitable places notices of availability of the Premises.

6.1.7
Payment of Landlord’s Cost of Enforcement. Tenant shall pay on demand Landlord’s expenses, including, without limitation, reasonable attorneys’ fees, costs and disbursements, incurred in enforcing any obligation of Tenant under this Lease.

6.1.8
Yield Up. Tenant shall, at the expiration or earlier termination of the Term of this Lease: surrender all keys to the Premises; remove all of its trade fixtures and personal property in the Premises, the Building and the Property; remove such installations (including wiring and cabling wherever located), alterations and improvements made (or if applicable, restore any items removed) by or on behalf of Tenant as Landlord may request and all Tenant’s signs wherever located; repair all damage caused by such removal; and vacate and yield up the Premises, the Building and the Property (including all installations, alterations and improvements made by or on behalf of Tenant except as Landlord shall request Tenant to remove), broom clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises, the Building and/or the Property by the provisions of this Lease. Notwithstanding the foregoing, Tenant shall have no obligation to remove the initial improvements constructed by Tenant as part of the Tenant’s Work at the expiration or earlier termination of the Term of this Lease or otherwise restore the Premises to the condition existing prior to the installation of such initial improvements, unless Landlord indicates at the time Landlord reviews and approves Tenant’s Plans pursuant to Section 3.3 above that Landlord will require Tenant to remove a particular improvement(s) at the expiration or earlier termination of the Term of this Lease. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition. The terms of this Section 6.1.8 shall survive the expiration or earlier termination of this Lease.

6.1.9
Rules and Regulations. Tenant shall, during the Term of this Lease, observe and abide by the Rules and Regulations of the Building set forth as Exhibit C, as the same may from time to time be amended, revised or supplemented (the “Rules and Regulations”). Tenant shall further be responsible for compliance with the Rules and Regulations by the employees, servants, agents and visitors of Tenant.

6.1.10
Estoppel Certificate. Tenant shall, within [*] days’ following written request by Landlord, execute, acknowledge and deliver to Landlord a statement in form satisfactory to Landlord in writing certifying that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Rent and other charges have been paid, and any other matter pertaining to this Lease. Any such statement delivered pursuant to this Section 6.1.10 may be relied upon by any prospective purchaser or mortgagee of the Property, or any prospective assignee of such mortgage.
6.1.11
Landlord’s Expenses For Consents. Tenant shall reimburse Landlord, as Additional Rent, promptly on demand for all documented, out-of-pocket legal, engineering and other professional services expenses reasonably incurred by Landlord in connection with any required Landlord consent or approval hereunder.

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6.1.12
Data Obligations. Tenant shall submit to Landlord, within [*] days of request, but not more frequently than [*], any waste management, recycling, energy and water consumption data, including usage and charges as they may appear on any utility bills received by Tenant, in a format and covering a period of time reasonably acceptable to Landlord. Landlord shall provide such non-proprietary, current information relating to Property energy and water consumption, waste management and recycling as Landlord has readily available, within [*] days of request by Tenant, not more frequently than [*].

6.1.13
Janitorial Services. Landlord shall not be obligated to provide any janitorial services to the Premises or replace any light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for (i) performing all janitorial services, trash removal and other cleaning of the Premises and (ii) replacement of all light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises. Such services to be provided by Tenant shall be performed by contractors and pursuant to service contracts approved by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed.

6.1.14
Tenant Maintained Security. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Property. Any such security measures for the benefit of the Premises, the Building or the Property shall be provided by Tenant, at Tenant’s sole cost and expense. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed.

6.2
Negative Covenants. Tenant shall not do the following.

6.2.1
Assignment and Subletting. Except in connection with a Permitted Transfer (as defined below), Tenant shall not without Landlord’s consent assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any interest herein or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant.

If Tenant intends to enter into any sublease or assignment, Tenant shall, not later than [*] days prior to the proposed commencement of such sublease or assignment, give Landlord notice thereof, which notice shall set forth in reasonable detail the proposed subtenant or assignee, the terms and conditions of the proposed sublease or assignment and information regarding the financial condition of the proposed subtenant or assignee. Tenant shall promptly provide Landlord with such additional information with respect to such subtenant or assignee as Landlord may reasonably request. Except in connection with a Permitted Transfer, Landlord may elect (a) to terminate the Term of this Lease if Tenant intends to assign this Lease, or to sublease (including expansion options) more than fifty percent (50%) of the Premises for a term (including extension options) of more than half of the remaining term hereof or (b) to exclude from the Premises, for the term of such proposed sublease, the portion thereof to be sublet (the “Proposed Sublet Space”) if the conditions set forth in (a) do not prevail, by giving notice to Tenant of such election not later than [*] days after receiving notice of such intent from Tenant. If Landlord shall give such notice within such [*] day period, upon the later to occur of (A) the proposed date of commencement of such proposed sublease or assignment, or (B) the date which is [*] days after Landlord’s notice, the Term of this Lease shall terminate or the Premises shall be reduced to exclude the portion of the Premises intended for subletting, in which case Annual Fixed Rent and Tenant’s Percentage shall be correspondingly reduced; however, in such case of Proposed Sublet Space requires the installation of a new demising wall, the effective date shall be the latest of (A) or (B) or the date that Landlord shall install any demising wall necessary to separate the Proposed Sublet Space from the balance of the Premises. If Landlord shall not give such notice, but Tenant shall not enter into such sublease or assignment on the terms and conditions set forth in such notice from Tenant within [*] days of the initially proposed sublease or assignment commencement date and shall still desire to enter into any sublease or assignment, the first sentence of this paragraph shall again become applicable.

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If Landlord shall not elect to terminate the Term of this Lease or to exclude the Proposed Sublet Space from the Premises, then Landlord shall not unreasonably condition, delay or withhold its consent to any sublease or assignment that is not a Permitted Transfer, provided that there is no then-existing Default of Tenant, and provided that, in addition to any other grounds for withholding of consent, Landlord may withhold its consent if in Landlord’s good faith judgment: (i) the proposed assignee or subtenant does not have a financial condition reasonably acceptable to Landlord; (ii) the business and operations of the proposed assignee or subtenant are not of comparable quality to the business and operations being conducted by Tenant; (iii) the identity of the proposed assignee or subtenant is, or the intended use of any part of the Premises, would be, in Landlord’s reasonable determination, inconsistent with first- class office space or any covenants, conditions or restrictions binding on Landlord or applicable to the Property;

(iv) intentionally omitted; or (v) any such sublease shall result in the Premises being occupied by more than [*] parties (including Tenant) at any one time.

Except for Permitted Transfers, any transaction or series of transactions, whether by merger, transfer of stock, partnership interests, membership interests or other equitable and/or beneficial interests, or otherwise (excluding transfers of stock, partnership interests, membership interests or other equitable and/or beneficial interests effected through a nationally recognized securities exchange), that results in a Change of Control (as hereinafter defined) shall be deemed to be an assignment of this Lease. “Change of Control” means (a) any change of direct or indirect ownership of more than fifty percent (50%) of the voting stock, partnership interests, membership interests or other equitable and/or beneficial interests of Tenant, (b) any change of direct or indirect power (whether or not exercised) to elect a majority of the directors of Tenant, or (c) the transfer of all or substantially all of Tenant’s assets.

Notwithstanding anything to the contrary contained in this Section 6.2.1, a sublease or an assignment to an entity that is (i) an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (ii) an entity which acquires all or substantially all of the assets or interests (partnership, stock or other) of Tenant, or (iii) an entity which is the resulting entity of a merger or consolidation of Tenant, shall not be deemed an assignment or sublease which requires Landlord's prior written consent under Section 6.2.1, provided that (a) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any non-confidential documents or information reasonably requested by Landlord regarding such assignment or sublease or such affiliate,

(b) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (c) in connection with an assignment, the assignee shall have a tangible net worth computed in accordance with generally accepted accounting principles consistently applied (and excluding goodwill, organization costs and other intangible assets) at least equal to [*] Dollars ($[*]), (d) proof satisfactory to Landlord of such net worth is delivered to Landlord at least [*] days prior to the effective date of any such assignment, and (e) any such transfer shall be subject and subordinate to all of the terms and provisions of this Lease, and the transferee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such transfer, all the obligations of Tenant under this Lease. In the event that a proposed assignee under an assignment pursuant to this paragraph does not have a tangible net worth that meets the tangible net worth requirement set forth above in this paragraph, the assignment to such proposed assignee shall be a transfer that shall require Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed in accordance with the terms and conditions set forth in this Section 6.2.1. Landlord shall hold all documents and information obtained from Tenant in connection with this Section 6.2.1 in strict confidence and shall not disclose such documents and information to any third parties other than Landlord’s financial, legal, and space planning consultants and to investors, lenders, consultants, accountants and assignees, or to the extent that disclosure is mandated by court order or applicable laws. A transfer specified in items (i), (ii) or (iii) above shall be referred to as a “Permitted Transfer” and the transferee under any such Permitted Transfer shall be referred to as a “Permitted Transferee.” “Control,” as used in this Section 6.2.1, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity. Landlord shall have no right to any Transfer Premium or any other sums or economic consideration resulting from a Permitted Transfer.

If Landlord consents to a sublease or assignment that is not a Permitted Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord [*] percent ([*]%) of any Transfer Premium, received by Tenant from such subtenant or assignee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such subtenant or assignee in connection with the sublease or assignment in excess of the Annual Fixed Rent and Additional Rent payable by Tenant under this Lease during the term of the sublease or assignment on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the

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reasonable out-of-pocket expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the sublease or assignment, (ii) any free base rent and other market concessions provided to the subtenant or assignee, (iii) any brokerage commissions in connection with the sublease or assignment, and

(iv) any other reasonable, out of pocket costs paid by Tenant, such as legal fees in connection with the sublease or assignment. Transfer Premium shall also include, but not be limited to, key money, bonus money or other cash consideration paid by transferee to Tenant in connection with such sublease or assignment, and any payment in excess of fair market value for services rendered by Tenant to the transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the transferee in connection with such sublease or assignment.

No subletting or assignment (including any Permitted Transfer) shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain Landlord’s written approval in the case of any other subletting or assignment. Tenant shall reimburse Landlord immediately upon demand for its reasonable attorneys’ fees, costs and disbursements incurred in connection with documenting Landlord’s consent to any assignment or sublease.

6.2.2
Nuisance. Tenant shall not: injure, deface or otherwise harm the Premises; commit any nuisance; permit in the Premises any inflammable fluids or chemicals (except such as are customarily used in the normal course of Tenant’s operations at the Premises in compliance with all Environmental Laws, and except such as otherwise comply with the terms set forth in Section 6.2.7 below); permit any cooking to such extent as requires special exhaust venting; permit the emission of any objectionable noise or odor; make, allow or suffer any waste; make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate or increase the premiums for any of Landlord’s insurance or which is liable to render necessary any alteration or addition to the Building; or conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3
Floor Load; Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the lesser of the floor load capacity which such floor was designed to carry or which is allowed by law. Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance.

6.2.4
Electricity. Tenant shall not connect to the electrical distribution system serving the Premises a total load exceeding the lesser of the capacity of such system or the maximum load permitted from time to time under applicable governmental regulations. The capacity of the electrical distribution system serving the Premises shall be the lesser of (a) the capacity of the branch of the system serving the Premises exclusively or (b) the allocation to the Premises of the capacity of the system serving the entire Building, Landlord and Tenant agreeing that such capacity shall be allocated equally over the entire rentable area of the Building.

6.2.5
Installation, Alterations or Additions. Following the completion of the Tenant’s Work, Tenant shall not make any installations, alterations or additions in, to or on the Premises nor permit the making of any holes in the walls, partitions, ceilings or floors (other than Approved Alterations as defined below) without on each occasion obtaining the prior consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance. All work to be performed to the Premises by Tenant shall (a) be performed in a good and workmanlike manner by contractors approved in advance by Landlord and in compliance with the provisions of Exhibit D attached hereto and all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws, (b) be made at Tenant’s sole cost and expense, and (c) become part of the Premises and the property of Landlord without being deemed additional rent for tax purposes, Landlord and Tenant agreeing that Tenant shall be treated as the owner for tax purposes until the expiration or earlier termination of the Term hereof, subject to Landlord’s rights pursuant to Section 6.1.8 to require Tenant to remove the same at or prior to the expiration or earlier termination of the Term hereof; provided, however, in the event that, at the time Tenant requests Landlord's consent to any such work, Tenant also requests in writing a determination of whether Landlord will require restoration and/or removal of the particular work or portions thereof for which consent is being requested upon expiration or any earlier termination of this Lease, Landlord shall so notify Tenant along with Landlord's consent (if such consent is given). Tenant shall pay promptly when due the entire cost of any work to the Premises so that the Premises, Building and Property shall at all times be free of liens for labor and materials, and, in addition, Landlord may, in its reasonable discretion, in connection with any proposed Alterations the cost of which is expected to exceed the sum of

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[*] Dollars ($[*]) in a single project, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such work and naming Landlord as a co-obligee. Prior to the commencement of any such work, and throughout and until completion thereof, Tenant shall maintain, or cause to be maintained, the insurance required by Exhibit E attached hereto, all with coverage limits as stated therein. Whenever and as often as any mechanic’s or materialmen’s lien shall have been filed against the Property based upon any act of Tenant or of anyone claiming through Tenant, Tenant shall within [*] business days of notice from Landlord to Tenant take such action by bonding, deposit or payment as will remove or satisfy the lien. In addition, subject to the terms set forth below, Tenant shall be permitted to make alterations to the interior of the Premises without Landlord’s consent (the “Approved Alterations”) to the extent that such alterations (A) comply with the other terms and conditions (unrelated to Landlord’s consent rights and approval process herein) set forth in this Section 6.2.5 for alterations, unless such terms and conditions are inapplicable to such Alterations because of the nature of such alterations or unless specifically stated otherwise herein, (B) do not affect the structural integrity of the Premises or Building, or any Building systems or equipment, (C) are not visible from the exterior of the Premises, (D) do not require a building or construction permit, and (E) cost less than $[*] per calendar year (collectively, the “Approved Alteration Requirements”). Notwithstanding anything to the contrary herein, Tenant may make such Approved Alterations without Landlord’s consent, but prior to commencing any such Approved Alterations, Tenant shall provide copies of all plans and other specifications for such Approved Alterations (as applicable), as well as any other information reasonably requested by Landlord so that Landlord can confirm that Tenant’s proposed Approved Alterations will conform to the Approved Alteration Requirements.

6.2.6
Signs. Subject to Tenant's receipt of all required governmental permits and approvals, compliance with all applicable laws, and Landlord’s prior written approval (not to be unreasonably withheld), Tenant shall have the right, at its sole cost and expense, to install (i) two (2) exterior signs identifying Tenant's name or logo, one on the east-facing elevation of the Building and one on the west-facing elevation of the Building in the corresponding locations currently occupied by the prior occupant’s (SeaSpine) exterior signs, (ii) one (1) sign panel identifying Tenant's name or logo, on each side of the currently existing Building signage monument in the location currently occupied by the prior occupant’s (SeaSpine) monument signage and one (1) sign above the entryway to the Premises, in accordance with the Approved Sign Plan (as defined below). In connection with such installations, Tenant shall have the right to remove and dispose of all SeaSpine signage on the exterior of the Building and on the Building’s signage monument. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and approximate location of such signage on the exterior of the Building shall be in accordance with the sign plan attached hereto as Exhibit G (the “Approved Sign Plan”) which is hereby approved by Landlord. Should any such signage require repairs and/or maintenance, as determined in Landlord's reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth below) shall cause such repairs and/or maintenance to be performed within [*] days after receipt of such notice from Landlord, at Tenant's sole cost and expense. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall, upon the delivery of an additional [*] business days' prior written notice, have the right to cause such work to be performed and to charge Tenant as Additional Rent for the actual cost of such work. Upon the expiration or earlier termination of the Lease, Tenant shall, at Tenant's sole cost and expense, cause all such signage to be removed and shall cause the areas in which such signage was located to be restored to the condition existing immediately prior to the placement of such signage (reasonable wear and tear excepted). If Tenant fails to timely remove its signage or to restore the areas in which such signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within [*] days after Tenant's receipt of an invoice therefor, and the terms of this section related to such removal and restoration obligation shall survive the expiration or earlier termination of this Lease.

6.2.7
Oil and Hazardous Materials.

6.2.7.1
Definitions. For purposes of this Lease, the following definitions shall apply: “Hazardous Material(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any

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fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. “Environmental Laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

6.2.7.2
Compliance with Environmental Laws. Landlord covenants that during the Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the terms and conditions of this Lease. Tenant represents and warrants that, except as herein set forth with respect to Hazardous Materials used by Tenant in the normal course of Tenant’s operations at the Premises in compliance with all Environmental Laws, it will not use, store or dispose of any Hazardous Materials in or on the Premises. In addition, Tenant agrees that it:

(i) shall not cause or suffer to occur, the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises; (ii) shall not engage in activities at the Premises that could result in, give rise to, or lead to the imposition of liability upon Tenant or Landlord or the creation of a lien upon the building or land upon which the Premises is located; (iii) shall notify Landlord promptly following receipt of any knowledge with respect to any actual release, discharge, escape or emission (whether past or present) of any Hazardous Materials at, upon, under or within the Premises; and (iv) shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises. However, notwithstanding the preceding sentence, Landlord agrees that Tenant may use, store and properly dispose of commonly available household cleaners and chemicals to maintain the Premises and Tenant’s routine office operations (such as printer toner and copier toner) (hereinafter the “Permitted Chemicals”). Landlord and Tenant acknowledge that any or all of the Permitted Chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same, provided that in doing so, Tenant fully complies with all Environmental Laws.

6.2.7.3
Tenant Hazardous Materials. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws applicable to Tenant or Tenant’s use of the Premises, and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other Environmental Laws. “Environmental Permits” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with any Environmental Law. On or before the Commencement Date, and on each annual anniversary of the Commencement Date thereafter, as well as at any other time following Tenant’s receipt of a reasonable request from Landlord, Tenant agrees to deliver to Landlord a list of all Hazardous Materials anticipated to be used by Tenant in the Premises and the quantities thereof. At any time following Tenant’s receipt of a request from Landlord, Tenant shall promptly complete a commercially reasonable “hazardous materials questionnaire” using the form then-provided by Landlord. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Property, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials, which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building, and/or the Property or any portion thereof by Tenant and/or any Tenant Parties (such obligation to survive the expiration or sooner termination of this Lease). Nothing in this Lease shall impose any liability on Tenant for any Hazardous Materials in existence on the Premises, Building or Property prior to the Commencement Date (“Pre-Existing Hazardous Materials”) or brought onto or otherwise introduced to the Premises, Building or Property after the Commencement Date by any third parties not under Tenant’s control (“Third-Party Hazardous Materials”).

6.2.7.4
Landlord’s Right of Environmental Audit. In addition to Landlord’s other access rights as provided in this Lease, Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than [*] to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and

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be performed at Landlord’s sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials introduced to the Premises by Tenant or its agents, employees or contractors (“Tenant Hazardous Materials”) in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Tenant Hazardous Materials at, upon, under or within the Premises, or to comply with any Environmental Laws, Tenant shall promptly, at Tenant’s sole expense, comply with any such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) of Tenant Hazardous Materials as reasonably recommended by such inspector or auditor. Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and to the extent such environmental inspection, assessment or audit discovers the presence of Tenant Hazardous Materials in violation of Environmental Laws, Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent.

6.2.7.5
Indemnifications. [*]. Tenant agrees to indemnify, defend, protect and hold harmless Landlord from and against any liability, obligation, damage or costs (including without limitation,
(i)
attorneys’ fees and costs, (ii) diminution in value of the Property or any portion thereof, and (iii) damages arising from any adverse impact on marketing of space in the Property or any portion thereof), resulting directly or indirectly from any use, presence, removal or disposal of any Tenant Hazardous Materials (excluding, without limitation, Pre- Existing Hazardous Materials and Third-Party Hazardous Materials) or breach of any provision of this Section. The indemnification provisions in this Section 6.2.7.5 shall survive the expiration or earlier termination of this Lease.

6.2.7.6
Survival. Tenant’s obligations under this Section 6.2.7 shall survive the expiration or earlier termination of this Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any Tenant Hazardous Materials, Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Section 8.5 until all such removal has been completed.

6.2.7.7
Hazardous Materials Documents. Landlord acknowledges that it is not the intent of this Section 6.2.7 to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry (which shall include, without limitation, the right to use Hazardous Materials in accordance with the terms as set forth in this Section 6.2.7) so long as the use or presence of Hazardous Materials by Tenant is strictly and properly monitored in accordance with Environmental Laws and other applicable laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any environmental applicable laws (excluding Permitted Chemicals), (b) a list of any and all approvals or permits from governmental authorities required in connection with the presence of such Hazardous Material at the Premises and (c) correct and complete copies of (i) notices of violations of applicable laws related to Hazardous Materials and (ii) plans relating to the installation of any storage tanks to be installed in, on, under or about the Property (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion) and closure plans or any other documents required by any and all governmental authorities for any storage tanks installed in, on, under or about the Property by a Tenant Party for the closure of any such storage tanks (collectively, “Hazardous Materials Documents”). In connection therewith, prior to the execution of this Lease, Tenant shall complete, execute and deliver to Landlord an Environmental Questionnaire (the “Environmental Questionnaire”) in the form of Exhibit J, and Tenant shall certify to Landlord all information contained in the Environmental Questionnaire as true and correct to the best of Tenant’s knowledge and belief. The completed Environmental Questionnaire shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein. Tenant shall deliver to Landlord updated Hazardous Materials Documents (l) no later than [*] days prior to the initial occupancy of any portion of the Premises or the initial placement of equipment related to Hazardous Materials anywhere at the Property, (m) if there are any changes to the Hazardous Materials Documents, [*], and (n)

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[*] days prior to the initiation by Tenant of any Alterations or changes in Tenant’s business that involve any material increase in the types or amounts of Hazardous Materials. For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any Hazardous Materials Documents containing information of a proprietary nature, which Hazardous Materials Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Landlord may, at Landlord’s expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with applicable laws. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or applicable laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance.

6.2.7.8
Exit Survey. At least [*] business days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party reasonably acceptable to Landlord. In addition, at least [*] days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with written evidence of all required governmental releases obtained by Tenant in accordance with applicable laws, including laws pertaining to the surrender of the Premises. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

ARTICLE 7

Casualty or Taking

7.1
Termination. In the event that the entire Premises or the Property, or any material part thereof shall be destroyed or damaged by fire or casualty (a “Casualty”), then the Term of this Lease may be terminated at the election of Landlord. Such election, shall be made by the giving of notice by Landlord to Tenant within [*] days after the date of the Casualty; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs/restoration of the Premises or Property cannot, in the reasonable opinion of Landlord, be completed within [*] days after being commenced, Tenant may elect, within [*] days after the date Landlord provides Tenant written notice of Landlord’s opinion of the time required to complete the applicable repairs/restoration, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than [*] days nor more than [*] days after the date such notice is given by Tenant; provided, however, Tenant shall have no right to terminate the term of this Lease pursuant to this Section 7.1 due to a Casualty if the cause thereof was due to the [*] of Tenant or any subtenant of Tenant or any agent or employee of Tenant or its subtenant(s), or if there exists an uncured Default of Tenant. In addition, in the event that the entire Premises or the Property, or any material part thereof (and the remaining portion of the Premises or Property is not reasonably sufficient to allow Tenant to effectively conduct its business therein, and Tenant does not conduct its business from such remaining portion), shall be taken by any public authority or for any public use or shall be condemned by the action of any public authority, then the Term of this Lease may be terminated at the election of Landlord or Tenant. Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord or Tenant to the other party within [*] days after the date of the taking. In addition to the termination rights set forth above, both Landlord and Tenant shall have the right to terminate this Lease if any damage to the Premises or the Property occurs during the last [*] months of the Term and Landlord’s contractor estimates in writing delivered to the parties that the repair, reconstruction or restoration of such damage cannot be completed within [*] days after the date of such damage.

7.2
Restoration. If neither Landlord nor Tenant elects to so terminate, this Lease shall continue in force and a just proportion of the Annual Fixed Rent and Additional Rent for Taxes and Insurance Costs, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises (excluding any improvements to the Premises made at Tenant’s expense), or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such destruction, taking, or condemnation and subject to zoning and building laws or ordinances then in existence; provided, however, in the event the damage is caused by

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the [*] of Tenant or its employees, agents, contractors or invitees, then Tenant shall be entitled to a suspension or abatement of the Annual Fixed Rent and Additional Rent for Taxes and Insurance Costs to the extent Landlord receives rental insurance proceeds from Landlord’s insurer under the insurance policies carried by Landlord pursuant to terms of this Lease. “Net proceeds of insurance recovered or damages awarded” means the gross amount of such insurance or damages actually made available to Landlord (and not retained by any Superior Lessor (as hereinafter defined) or Superior Mortgagee (as hereinafter defined)) less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.

7.3
Award. Irrespective of the form in which recovery may be had by law, all rights to seek reimbursement for damages or compensation arising from fire or other casualty or any taking by eminent domain or condemnation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant’s rights to such claims for damages and compensation and covenants to deliver such further assignments thereof as Landlord may from time to time request. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

7.4
Waiver of Statutes. The provisions of this Lease, including, without limitation, this Section 7, constitute an express agreement between Landlord and Tenant with respect to any casualty or taking of all or any part of the Premises, the Building, or any other portion of the Property. Tenant, therefore, fully waives the provisions of any statute or regulation, including California Civil Code Sections 1932(2) and 1933(4), for any rights or obligations concerning a casualty, and California Code of Civil Procedure Section 1265.130 with respect to a termination this Lease based on a partial taking.

ARTICLE 8

Defaults

8.1
Default of Tenant. (a) If Tenant shall default in its obligations to pay any amount of Rent or any other charges under this Lease when due or shall default in complying with its obligations under Section 6.1.11 of this Lease and if any such default shall continue for [*] days after notice from Landlord designating such default, or (b) if as promptly as possible but in any event within [*] days after notice from Landlord to Tenant specifying any default or defaults other than those set forth in clause (a) Tenant has not cured the default or defaults so specified, then, and in any of such cases indicated in clauses (a) and (b) hereof (collectively and individually, a “Default of Tenant”), Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, acting through its employees, agents or servants, immediately or at any time thereafter, terminate this Lease by notice to Tenant in the manner provided in Section 10.1, and shall all of the rights of a lessor pursuant to Section 1951.2 of the California Civil Code, the Term of this Lease and all of Tenant’s rights and privileges under this Lease shall expire and terminate but Tenant shall remain liable as hereinafter provided.

8.2
Remedies. If Landlord elects to terminate this Lease upon the occurrence of a Default of Tenant, Landlord may recover from Tenant:

(a)
the worth at the time of the award of the unpaid Rent and other charges payable hereunder which are due, owing and unpaid by Tenant to Landlord at the time of termination; and

(b)
the worth at the time of the award of the amount by which [*]; and

(c)
the worth at the time of the award of the amount by which [*]; and

(d)
all other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of

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events are likely to result therefrom, including, without limitation, all costs (including attorneys’ fees, costs and disbursements) of recovering possession of the Premises, removing persons or property from the Premises, repairs, brokers’ fees, advertising and alterations to the Premises in connection with reletting the Premises; and

(e)
at Landlord’s election, other amounts in addition to or in lieu of the above as may be permitted from time to time by applicable law.

[*].

If the Premises or any part of the Premises are vacated or abandoned, or if Landlord takes possession of the Premises pursuant to legal proceedings or pursuant to any notice provided by applicable law, and if Landlord does not elect to terminate this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent and other charges payable hereunder as the same becomes due. Landlord shall also have the right to make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall apply to any unpaid amounts due Landlord hereunder the net proceeds, if any, of any reletting of the Premises, after deducting all expenses in connection therewith, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, costs and disbursements, advertising, expenses of employees, alteration costs and expenses of preparing the Premises for such reletting. Tenant hereby waives all right to receive all or any portion of the net proceeds of any such reletting. Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises, or, in the event that the Premises are relet, for failure to collect the rent under such reletting. If Landlord is required by applicable laws to mitigate its damages under this Lease: (i) Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other comparable space in the San Jose market area; (ii) Landlord will not be deemed to have failed to mitigate if Landlord leases any other properties or portions thereof in the Carlsbad market area before reletting all or any portion of the Premises; (iii) Landlord shall not be obligated to lease the Premises to a replacement tenant who does not, in Landlord’s good faith opinion, have sufficient financial resources to operate the Premises in a first-class manner and to fulfill all of the obligations in connection with the lease as and when the same become due; and (iv) any failure to mitigate as required herein with respect to any period of time shall only reduce the Rent and other amounts to which Landlord is entitled hereunder.

In the event that Tenant should breach this Lease, Landlord may, at its option, enforce all of its rights and remedies under this Lease, including the right to recover the Rent and other charges payable hereunder as it becomes due hereunder. Additionally, Landlord shall be entitled to recover from Tenant all costs of maintenance and preservation of the Premises, and all costs, including attorneys’ fees, costs and disbursement, to protect the Premises and Landlord’s interest under this Lease.

To the fullest extent permitted by law, Tenant hereby expressly waives any and all rights of redemption or relief from forfeiture under California Civil Procedure Sections 1174 and 1179, or any other present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

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8.3
Remedies Cumulative. Except as expressly provided otherwise in Section 8.2, any and all rights and remedies which Landlord may have under this Lease, and at law and equity (including without limitation actions at law for direct, indirect, special and consequential (foreseeable and unforeseeable) damages), for Tenant’s failure to comply with its obligations under this Lease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.4
Landlord’s Right to Cure Defaults. Upon the occurrence of a Default of Tenant, then at any time with or without notice, Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of such Default of Tenant, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand, as Additional Rent, the actual, documented out-of-pocket costs and expenses incurred by Landlord in connection with such curative action, including reasonable attorneys’ fees, costs and disbursements, together with interest thereon at a rate (the “Default Rate”) equal to the lesser of [*] or the maximum rate allowed by law. [*].

8.5
Holding Over. Any holding over by Tenant after the expiration or early termination of the Term of this Lease shall be treated as a daily tenancy at sufferance at a rental rate equal to [*] times the sum of the Annual Fixed Rent in effect immediately prior to the expiration or earlier termination of the Term plus Additional Rent and other charges herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages, direct and/or consequential (foreseeable and unforeseeable), sustained by reason of any such holding over; provided however that Tenant shall not be liable for consequential damages unless Tenant shall hold over for more than [*] days. Otherwise, all of the covenants, agreements and obligations of Tenant applicable during the Term of this Lease shall apply and be performed by Tenant during such period of holding over as if such period were part of the Term of this Lease.

8.6
Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission by Tenant shall not be deemed to be consent or permission by Landlord to any other similar or dissimilar act or omission and any such consent or permission in one instance shall not be deemed to be consent or permission in any other instance.

8.7
No Waiver, Etc. The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver is in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.8
No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE 9

Rights of Mortgagees or Ground Lessor

This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground or master lease, and to any and all mortgages, which may now or hereafter affect the Building or the Property and/or any such lease. This Section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument in commercially reasonable form that Landlord, the lessor under any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination. Any lease to

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which this Lease is subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest, at the time referred to, is herein called “Superior Lessor”. Any mortgage to which this Lease is subject and subordinate is herein called “Superior Mortgage” and the holder of a Superior Mortgage is herein called “Superior Mortgagee”. Notwithstanding the foregoing to the contrary, any Superior Lessor or Superior Mortgagee may, at its option, subordinate the Superior Lease or Superior Mortgage of which it is the lessor or holder to this Lease by giving Tenant [*] days prior written notice of such election, whereupon this Lease shall, irrespective of dates of execution, delivery and recording, be superior to such Superior Lease or Superior Mortgage and no other documentation shall be necessary to effect such change.

Landlord represents that the Property is not subject to any Superior Lease or Superior Mortgage as of the Date of this Lease.

If any Superior Lessor or Superior Mortgagee or the nominee or designee of any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise (except pursuant to the last sentence of the preceding paragraph), then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument in commercially reasonable form that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord (unless formerly the landlord under this Lease) shall not be (a) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (b) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant, (c) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (d) bound by any modification of this Lease subsequent to such Superior Lease or Superior Mortgage, or by any previous prepayment of Annual Fixed Rent or Additional Rent for more than one (1) month, which was not approved in writing by the Successor Landlord, (e) liable to Tenant beyond the Successor Landlord’s interest in the Property, (f) responsible for the performance of any work to be done by Landlord under this Lease to render the Premises ready for occupancy by Tenant, or (g) required to remove any person occupying the Premises or any part thereof, except if such person claims by, through or under the Successor Landlord. Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid.

ARTICLE 10

Miscellaneous Provisions

10.1
Notices. Except as may be expressly provided herein otherwise, all notices, requests, demands, consents, approval or other communications to or upon the respective parties hereto shall be in writing, shall be delivered by hand or mailed by certified or registered mail, return receipt requested, or by a nationally recognized courier service that provides a receipt for delivery such as Federal Express, United Parcel Service or U.S. Postal Service Express Mail and shall be addressed as follows: if intended for Landlord, to the Original Address of Landlord set forth in Section 1.1 of this Lease with a copy to Armada Drive Carlsbad LLC, [*], and to Armada Drive Carlsbad LLC, [*] (or to such other address or addresses as may from time to time hereafter be designated by Landlord by notice to Tenant); and if intended for Tenant, addressed to Tenant at the Original Address of Tenant set forth in Section 1.1 of this Lease until the Commencement Date and thereafter to the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by notice to Landlord). Notices shall be effective on the date delivered to (or the first date such delivery is attempted and refused by) the party to which such notice is required or permitted to be given or made under this Lease. Notices from Landlord may be given by Landlord’s agent, if any, or Landlord’s attorney. Any bills or invoices for Annual Fixed Rent or Additional Rent may be given by mail (which need not be registered or certified) and, if so given, shall be deemed given [*].

10.2
Quiet Enjoyment. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may

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peaceably and quietly have, hold and enjoy the Premises during the Term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

10.3
Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH THIS LEASE.

10.4
Lease not to be Recorded; Confidentiality of Lease Terms. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either (and at the expense of the requesting party), execute and deliver a notice or short form of this Lease in such form, if any, as may be acceptable for recording with the land records of the governmental entity responsible for keeping such records for the City of Carlsbad. In no event shall such document set forth the rent or other charges payable by Tenant pursuant to this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease.

Tenant shall not make or permit to be made any press release or other similar public statement regarding this Lease without the prior approval of Landlord, which approval shall not be unreasonably withheld.

10.5
Limitation of Landlord’s Liability. The term “Landlord”, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of Landlord’s interest in the Property, and in the event of any transfer or transfers of such title to said property, Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on Landlord, its successors and assigns, only during and in respect of their respective period of ownership of such interest in the Property.

Tenant shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord ever be personally liable for any such liability.

10.6
Landlord’s Default. Landlord shall not be deemed to be in breach of, or in default in the performance of, any of its obligations under this Lease unless it shall fail to perform such obligation(s) and such failure shall continue for a period of [*] days, or such additional time as is reasonably required to correct any such breach or default, after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged breach or default. Landlord’s failure to perform any of its obligations hereunder shall not be deemed an eviction of Tenant (constructive or actual), and Tenant shall have no right to terminate this Lease for any breach or default by Landlord hereunder [*]. In no event shall Landlord ever be liable to Tenant for any punitive damages or for any loss of business or any other indirect, special or consequential damages suffered by Tenant from whatever cause.

Except in connection with the provisions of Section 6.2.1 above, where provision is made in this Lease for Landlord’s consent and Tenant shall request such consent and Landlord shall fail or refuse to give or shall delay in giving such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord is expressly required not to withhold its consent unreasonably.

10.7
Brokerage. [*], licensed real estate broker (“ Landlord’s Broker”), represents Landlord in connection with this Lease, and [*], licensed real estate broker (“ Tenant’s Broker”), represents Tenant in connection with this Lease (collectively, the “Brokers”). [*].

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10.8
Applicable Law and Construction. This Lease shall be governed by and construed in accordance with the laws of the State of California and if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and which shall expressly refer to this Lease. All understandings and agreements heretofore made between the parties are merged in this Lease and any other such written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other such written agreement(s) made concurrently herewith. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and Tenant shall have no right to the Premises hereunder until the execution and delivery hereof by both Landlord and Tenant. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. If two or more persons or parties are named as Tenant herein, (a) each of such persons or parties shall be jointly and severally liable for the obligations of Tenant hereunder, and Landlord may proceed against anyone without first having commenced proceedings against any other of them, and (b) any notices, requests, demands, consents, approvals or other communications delivered by Tenant under this Lease which are not executed by each person or party named as Tenant herein may be deemed void, if Landlord shall so elect. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both an independent covenant and a condition and time is of the essence with respect to the exercise of any of Tenant’s rights under this Lease. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant. Except as otherwise set forth in this Lease, any obligations of Tenant (including, without limitation, rental and other monetary obligations, repair and maintenance obligations and obligations to indemnify Landlord), shall survive the expiration or earlier termination of this Lease. This Lease may be signed by electronic signature.

10.9
California Specific Provisions.

10.9.1
Tenant hereby acknowledges and agrees that on or before the day hereof it has received from Landlord the disclosures required pursuant Section 25402.10 of the California Public Resources Code.

10.9.2
Landlord hereby acknowledges that, as of the date hereof, the Premises has not been inspected by a Certified Access Specialist (CASp). Tenant hereby acknowledges and understands that Landlord has made the foregoing statement in satisfaction of its disclosure obligations under Section 1938 of the California Civil Code. A CASp can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Premises, the commercial property owner or Landlord may not prohibit the Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of the Tenant, if requested by the Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises. In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (i) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp designated by Landlord, subject to Landlord’s reasonable rules and requirements; (ii) Tenant, at its sole cost

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and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards; and (iii) if anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building or Property (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as additional Rent, for the cost to Landlord of performing such improvements or repairs.

10.10
Authorization. Each individual executing this Lease on behalf of Tenant has the requisite right, power, legal capacity and authority to execute and enter into this Lease on behalf of Tenant, to legally bind Tenant to the terms and provisions of this Lease and to perform each and all of Tenant’s obligations under this Lease.

10.11
Rooftop Rights. So long as the Tenant named herein (or any Permitted Transferee) shall continue to lease the entire Premises and not have subleased (other than a sublease to a Permitted Transferee) more than [*] percent ([*]%) (on an aggregate basis together with any other then-in-effect subleases) of the Premises, then in accordance with, and Subject to, the terms and conditions set forth in this Lease (including, without limitation, Section

6.2.5 and Exhibit D), and this Section 10.11, Tenant may install, access, maintain and use on the roof of the Building, at Tenant’s sole cost and expense, but without the payment of any additional Rent or a license or similar fee or charge,

(i)
satellite dishes/antennas for receiving of signals or broadcasts (as opposed to the generation or transmission of any such signals or broadcasts) servicing the business conducted by Tenant from within the Premises (plus reasonable equipment and cabling related thereto) (all such equipment is defined collectively as the “Telecommunications Equipment”), and (ii) HVAC equipment to the extent the same is required to be installed on the exterior of the Building in connection with any supplemental HVAC system that Tenant installs in the Premises in accordance with the terms set forth in this Lease (the “HVAC Equipment”) (collectively, the “Rooftop Equipment”).

10.11.1
Condition of Roof. [*] Landlord makes no representations or warranties whatsoever with respect to the condition of the roof of the Building, or the fitness or suitability of the roof of the Building for the installation, maintenance and operation of the Rooftop Equipment, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Telecommunications Equipment and the presence of any interference with such signals whether emanating from the Building or otherwise.

10.11.2
Plans and Specifications. In the event Tenant elects to exercise its right to install any Rooftop Equipment, then Tenant shall give Landlord prior notice thereof. Such Rooftop Equipment shall be installed pursuant to plans and specifications approved by Landlord (specifically including, without limitation, all mounting and waterproofing details), which approval will not be unreasonably withheld, conditioned, or delayed. In addition, the physical appearance and the size of the Rooftop Equipment shall be subject to Landlord’s reasonable approval, the location of any such installation of the Rooftop Equipment shall be designated by Tenant subject to Landlord’s reasonable approval and Landlord may require Tenant to install screening around such Rooftop Equipment, at Tenant’s sole cost and expense, as reasonably designated by Landlord. Notwithstanding any such review or approval by Landlord, Tenant shall remain solely liable for any damage to any portion of the roof or roof membrane, specifically including any penetrations, in connection with Tenant’s installation, use, maintenance and/or repair of such Rooftop Equipment, and Landlord shall have no liability therewith. Such Rooftop Equipment shall, in all instances, comply with applicable governmental laws, codes, rules and regulations.

10.11.3
Maintenance and Removal. Tenant shall maintain such Rooftop Equipment, at Tenant’s sole cost and expense. Tenant shall remove such Rooftop Equipment upon the date that the Tenant named herein (or any Permitted Transferee) no longer leases the entire Premises or has subleased (other than a sublease to a Permitted Transferee) [*] ([*]%) (on an aggregate basis together with any other then-in-effect subleases) of the Premises, and in any event, Tenant shall remove such Rooftop Equipment upon the expiration or earlier termination of this Lease. In connection with any such removal, Tenant shall return the affected portion of the rooftop to the condition the rooftop would have been in had no such Rooftop Equipment been installed (reasonable wear and tear excepted).

10.11.4
Tenant’s Obligations. For the purposes of determining Tenant’s obligations under this Lease with respect to its use of the Rooftop Equipment all of the provisions of this Lease shall apply to the installation,

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use and maintenance of the Rooftop Equipment, including, without limitation, the provisions relating to insurance, indemnity, repairs and maintenance, and compliance with laws.

10.11.5
No Right to Transfer. Tenant shall not be entitled to assign, sublease, license or otherwise transfer all or any portion of its right to use the Telecommunications Equipment (other than in connection with an assignment of this Lease under the terms of Section 6.2.1 above).

10.12
Emergency Generator. Subject to the terms hereof and applicable laws, Tenant shall have the right to install one back-up electrical generators ("Generator") in a location reasonably designated by Landlord (the "Generator Area"). Tenant shall be responsible for any and all costs as a result of or in connection with Tenant's installation, operation, use and/or removal of the Generator. In the event that Landlord shall incur any out-of-pocket costs as a result of or in connection with the rights granted to Tenant herein, Tenant shall reimburse Landlord for the same within [*] days following billing. Tenant, at Tenant's sole cost and expense, shall install screening, landscaping or other improvements in connection with the Generator (i) if and to the extent required by applicable codes and regulations, and any applicable restrictive covenants encumbering the property containing the Building, or
(ii)
if Tenant or a Permitted Transferee no longer occupies [*] percent ([*]%) of the building, in which case such screening, landscaping or other improvements shall be satisfactory to Landlord (in Landlord's reasonable discretion) in order to satisfy Landlord's aesthetic requirements in connection with the Generator. Subject to Landlord's prior approval of all plans and specifications, which approval shall not be unreasonably withheld, and at Tenant's sole cost and expense, Landlord shall permit Tenant to install and maintain the Generator in the Generator Area, and connections between the Generator and Landlord's electrical systems in the Building, all in compliance with all applicable laws. Without limitation of the foregoing, all conditions relating to the installation, connection, use, repair and removal of the Generator (including, without limitation, the manner and means of Tenant's connection of the Generator to the core of the Building and/or through the Building to the Premises) shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld. Tenant shall be responsible for all maintenance and repairs and compliance with law obligations related to the Generator and acknowledges and that Landlord shall have no responsibility in connection therewith and that Landlord shall not be liable for any damage that may occur with respect to the Generator. The Generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) the period of any electrical power outage in the Building. Tenant shall be entitled to operate the Generator and such connections to the Building for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord. Tenant shall submit the specifications for design, operation, installation and maintenance of the connections to the Generator and facilities related thereto to Landlord for Landlord's consent, which consent will not be unreasonably withheld or delayed and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord's engineers, so that the Building's systems or other components of the Building are not adversely affected by the installation and operation of the Generator and/or based upon other reasonable factors as determined by Landlord. The cost of design (including engineering costs) and installation of the Generator and the costs of the Generator itself shall be Tenant's sole responsibility. All repairs and maintenance and compliance with laws with respect to the Generator shall be the sole responsibility of Tenant (at Tenant's sole cost and expense), and Landlord makes no representation or warranty of any kind with respect to such Generator. At Landlord's option, Landlord may require that Tenant remove the Generator and all related facilities and equipment upon the expiration or earlier termination of the Lease, as amended (or upon any earlier termination of Tenant's rights with respect to the Generator as provided hereunder), and repair all damage to the Building and/or Property resulting from such removal and restore all affected areas to their condition existing prior to Tenant's installation of the Generator, all at Tenant's sole cost and expense. The terms of the preceding sentence as well as the indemnity set forth below shall survive the termination or earlier expiration of the Lease, as amended. In the event that Tenant shall fail to comply with the requirements set forth herein, without limitation of Landlord's other remedies, Landlord shall have the right to terminate Tenant's rights with respect to the Generator. The Generator shall be deemed to be a part of the Premises for purposes of the indemnity and insurance provisions of this Lease.

[signatures on the following page]

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IN WITNESS WHEREOF, the parties have executed this Lease as of the date first written above.

LANDLORD:

ARMADA DRIVE CARLSBAD LLC,

a Delaware limited liability company

By: The RMR Group LLC, its managing agent

By: /s/ Yael Duffy

Yael Duffy

Senior Vice President

TENANT:

ORTHOFIX MEDICAL, INC.,

a Delaware corporation

By: /s/ Julie Andrews Julie Andrews

Chief Financial Officer

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